Exhibit 99.1

News from Xerox and ACS	Xerox Corporation 45 Glover Avenue P.O. Box 4505 Norwalk, CT 06856-4505
tel +1-203-968-3000

For Immediate Release

Claims Resolved In Texas Lawsuit Related to Xerox’s Planned Acquisition of Affiliated Computer Services

NORWALK, Conn., and DALLAS, Nov. 23, 2009 – Xerox Corporation (NYSE: XRX) and Affiliated Computer Services, Inc. (NYSE: ACS) announced today that they have resolved claims made in a consolidated action filed by ACS shareholders in Dallas County, Texas, related to Xerox’s proposed acquisition of ACS.  In a stipulation agreed to by the parties, the plaintiffs have withdrawn their motion for a temporary and/or permanent injunction.

The parties agreed that if ACS’s board of directors receives a superior proposal, and, as a result, withdraws its recommendation of the Xerox acquisition, Xerox will not enforce requirements in its voting agreement with ACS Chairman Darwin Deason that obligate Mr. Deason to vote any of his shares of ACS common stock in favor of the Xerox acquisition. In addition, Xerox, will not enforce any requirements of the Merger Agreement that compel ACS to hold the ACS stockholders’ meeting to vote on the Xerox transaction and if requested by ACS, Xerox will terminate the Merger Agreement in accordance with its terms.

The plaintiffs have agreed to stay prosecution of the Texas action (City of St. Clair Shores Police and Fire Retirement System, et al. v. ACS, et al., No. CC-09-07377-C). A class action by ACS stockholders related to Xerox’s acquisition of ACS remains pending in the Delaware Court of Chancery (In re ACS Shareholder Litigation, Consolidated C.A. No. 4940-VCP).

About Affiliated Computer Services
Headquartered in Dallas, ACS’s 76,000 professionals support thousands of multinational corporations and government agencies in over 100 countries from 500 locations. It offers business process outsourcing support in areas that include finance, human resources, information technology, transaction processing, and customer care. http://www.acs-inc.com

About Xerox
Headquartered in Norwalk, Conn., Xerox Corporation's 54,000 people represent the world's leading document management, technology and services enterprise, providing the industry's broadest portfolio of color and black-and-white document processing systems and related supplies, as well as document management consulting and outsourcing services. http://www.xerox.com

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Media Contacts:
Carl Langsenkamp, Xerox Corporation, +1-585-423-5782, carl.langsenkamp@xerox.com
Kevin Lightfoot, ACS, +1-214-841-8191, Kevin.Lightfoot@acs-inc.com

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Note: Information about the Transaction
The proposed merger transaction involving Xerox and ACS will be submitted to the respective stockholders of Xerox and ACS for their consideration.  In connection with the proposed merger, Xerox filed with the SEC a registration statement on Form S-4 that included a preliminary joint proxy statement of Xerox and ACS that also constitutes a preliminary prospectus of Xerox and each of the companies may be filing with the SEC other documents regarding the proposed transaction.  Xerox will mail the definitive joint proxy statement/prospectus to its stockholders.  Xerox and ACS urge investors and security holders to read the definitive joint proxy statement/prospectus regarding the proposed transaction before making any voting or investment decision when it becomes available because it will contain important information.  You may obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about Xerox and ACS, without charge, at the SEC’s Internet site (http://www.sec.gov).  Copies of the definitive joint proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the definitive joint proxy statement/prospectus can also be obtained, when available, without charge, from Xerox’s website, www.xerox.com, under the heading “Investor Relations” and then under the heading “SEC Filings”.  You may also obtain these documents, without charge, from ACS’s website, www.acs-inc.com, under the tab “Investor Relations” and then under the heading “SEC Filings”.

Xerox, ACS and their respective directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from the respective stockholders of Xerox and ACS in favor of the merger.  Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the respective stockholders of Xerox and ACS in connection with the proposed merger are set forth in the preliminary joint proxy statement/prospectus filed with the SEC.  You can find information about Xerox’s executive officers and directors in its definitive proxy statement filed with the SEC on April 6, 2009.  You can find information about ACS’s executive officers and directors in its annual report on Form 10-K filed with the SEC on August 27, 2009.  You can obtain free copies of these documents from Xerox and ACS websites using the contact information above.